Exhibit 99.5

The undersigned hereby consents to being named in this joint proxy statement/prospectus included in the Registration Statement on Form S-4 filed by Devon Energy Corporation (including any amendments to such Registration Statement) in connection with the Agreement and Plan of Merger, dated as of September 26, 2020, by and among Devon Energy Corporation, East Merger Sub, Inc. and WPX Energy, Inc., as it may be amended from time to time, as a person who will become a director and to the filing of this consent as an exhibit to the Registration Statement.

Date: November 4, 2020

/s/ Karl F. Kurz
Name: Karl F. Kurz